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                                                                 EXHIBIT 4(k)


                                  SECOND AMENDMENT
                                         TO
                                  A. SCHULMAN, INC.
                              1991 STOCK INCENTIVE PLAN
                              -------------------------


1.   PURPOSE OF AMENDMENT.

     The A. Schulman, Inc. 1991 Stock Incentive Plan (the "Plan") provides that the total number of Shares (this term and all other capitalized terms which are not defined herein shall have the meanings ascribed to such terms in the Plan) available for grant under the Plan may not exceed one million eight hundred seventy-five thousand (giving effect to splits in the Corporation's Common Stock subsequent to adoption of the Plan. The purpose of this Amendment is to increase the number of Shares available for grant by two million, such that, as of the effective date of this Second Amendment, two million four hundred thirty-three thousand one hundred and fourteen Shares will be available for future grants.

2.   AMENDMENT.

     Pursuant to the power reserved by the Board in Section 12.1 of the Plan, and subject to the approval thereof by the stockholders of the Company,
Section 4.1 of the Plan is hereby amended and restated in its entirety as follows:

     "5.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 4.3 herein, the total number of Shares available for grant under the Plan may not exceed three million eight hundred seventy-five thousand, two million four hundred thirty-three thousand one hundred and fourteen Shares of which will be available for future grants as of the effective date of this Second Amendment. All Shares available for grant under the Plan may be either authorized but unissued or reacquired Shares."

3.   EFFECTIVE DATE.

     The effective date of this Second Amendment shall be October 20, 1999, provided, however, that if this Second Amendment is not approved by the stockholders of the Company at or prior to the Company's 1999 Annual Meeting of Stockholders, this Second Amendment shall be null and void and of no effect whatsoever.